As filed with the Securities and Exchange Commission on September __, 2009
Registration No. 333 —

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED
(Exact name of Registrant as specified in its charter)

Maryland	31-0724920
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
Huntington Center
41 South High Street
Columbus, Ohio 43287
(Address, including zip code, of principal executive offices)

Inducement Grants
(Full title of the Plan)

Richard A. Cheap, Esq.
General Counsel and Secretary
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
614/480-8300
(Name, address, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:
Mary Beth M. Clary, Esq.
Erin F. Siegfried, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

			Proposed
		Proposed	Maximum
		Maximum	Aggregate	Amount of
	Amount to be	Offering Price	Offering Price	Registration
Title of Securities to be registered	Registered (1)	Per Share (2)	(2)	Fee
Common Stock, $0.01 par value, to be issued under four inducement grants	1,147,553	$4.04	$4,636,114.12	$258.70

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that become issuable under the Inducement Grants by reason of any future stock dividends, stock splits or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low sales prices of our Common Stock as reported on the Nasdaq Global Select Market as of September 2, 2009.

INTRODUCTION
     Between January 14, 2009 and July 8, 2009, Huntington issued equity compensation inducement grants to each of Stephen D. Steinour, Randall G. Stickler, Mark E. Thompson and Kevin M. Blakely, outside of the Huntington’s shareholder approved 2007 Stock and Long-Term Incentive Plan and shareholder approved Amended and Restated 2007 Stock and Long-Term Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information concerning the Plan specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
     The following documents previously filed by us with the SEC are incorporated by reference:
1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

2.	Proxy Statement dated March 10, 2009, in connection with our 2009 Annual Meeting of Shareholders;

3.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

4.	Current Reports on Form 8-K filed on January 16, 2009, January 22, 2009, January 23, 2009, February 4, 2009, February 18, 2009, March 24, 2009 and March 25, 2009, March 30, 2009, April 6, 2009, April 24, 2009, May 8, 2009, May 21, 2009 (except for the furnished portions), June 5, 2009, June 9, 2009, June 11, 2009, June 12, 2009 (as amended) and September 3, 2009, to report annual and/or quarterly earnings and certain other developments disclosed therein; and

5.	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description.
Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment which indicates that all of the securities offered by the prospectus have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The charter of Huntington Bancshares Incorporated provides that it shall indemnify its directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws; its officers to the same extent it shall indemnify its directors; and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with Maryland law.
     Section 2-418 of the Maryland General Corporation law provides, in substance, that a corporation may indemnify any present or former director or officer, or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner, trustee, employee or agent who is made, or threatened to be made, a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property, or services; or, (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit unless in either case a court orders indemnification and then only for expenses.
     Termination of any proceeding by judgment, order, or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct. The corporation may not choose to indemnify the director or officer unless the indemnification is authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not, at the time, parties to the proceeding (or if such a quorum cannot be obtained, then by a majority of a committee of one or more such directors designated by a majority of the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders (other than stockholders who are also directors or officers who are parties to the proceeding).
     Section 2-418 provides that, unless otherwise limited by charter, a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made party by reason of his service as a director or officer shall be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. Additionally, the statute provides that a court of appropriate jurisdiction, upon application of a director or officer and such notice as the court shall require, may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding he is made a party by reason of his service as a director or officer, the court shall order indemnification, in which case the director or officer shall be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, shall be limited to expenses.

     The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.
     The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.
     Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.
     The foregoing is only a general summary of certain aspects of Maryland law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.
     Subject to certain exceptions, the directors and officers of Huntington Bancshares Incorporated and its affiliates are insured (subject to certain maximum amounts and deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers or while acting in their capacities as fiduciaries in the administration of certain of Huntington Bancshares Incorporated’s employee benefit programs. Huntington Bancshares Incorporated is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement.
Item 9. Undertakings.
     We hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to Registrant’s indemnification provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 4, 2009.

HUNTINGTON BANCSHARES INCORPORATED
By:	/s/ Richard A. Cheap
Richard A. Cheap, Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title		Date

/s/ Stephen D. Steinour* Stephen D. Steinour	Chairman, Chief Executive Officer, President, and Director (Principal Executive Officer)	) ) )

/s/ Donald R. Kimble* Donald R. Kimble	Chief Financial Officer, Senior Executive Vice President, and Treasurer (Principal Financial Officer)	) ) ) )

/s/ Thomas P. Reed* Thomas P. Reed	Senior Vice President and Controller (Principal Accounting Officer)	) )

Signature	Title		Date

/s/ Don M. Casto, III* Don M. Casto, III	Director	) )	September 4, 2009

/s/ Michael J. Endres* Michael J. Endres	Director	) )

/s/ Marylouise Fennell Marylouise Fennell	Director	) )

/s/ John B. Gerlach, Jr.* John B. Gerlach, Jr.	Director	) )

/s/ D. James Hilliker D. James Hilliker	Director	) )

/s/ David P. Lauer* David P. Lauer	Director	) )

/s/ Jonathan A. Levy* Jonathan A. Levy	Director	) )

/s/ Wm. J. Lhota* Wm. J. Lhota	Director	) )

Gene E. Little	Director	) )

/s/ Gerard P. Mastroianni* Gerard P. Mastroianni	Director	) )

/s/ David L. Porteous* David L. Porteous	Director	) )

/s/ Kathleen H. Ransier* Kathleen H. Ransier	Director	) )
)

*By:	/s/ Richard A. Cheap
Richard A. Cheap, attorney-in-fact
for each of the persons indicated

Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
Huntington Bancshares Incorporated
EXHIBITS

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description

4(a)	2009 Stock Option Grant Notice to Stephen D. Steinour previously filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

4(b)*	Restricted Stock Award Grant Agreement between Huntington and Mark E. Thompson.

4(c)*	Restricted Stock Award Grant Agreement between Huntington and Randall G. Stickler.

4(d)*	Restricted Stock Award Grant Agreement between Huntington and Kevin M. Blakely.

4(e)	Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented, previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993 and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference. Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

5*	Opinion of Porter, Wright, Morris & Arthur LLP regarding the legality of the common stock being registered pursuant hereto.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)*	Consent of Deloitte & Touche LLP.

24*	Power of Attorney.

*	Filed herewith.